Exhibit 10.13

PROPRIETARY INFORMATION, INVENTIONS

AND NON-SOLICITATION/NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by Rocket Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on behalf of its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, with the Company, the “Company Group”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (this “Agreement”) and agree as follows:

1.
NONDISCLOSURE.

1.1
Recognition of Company Group's Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company Group’s Proprietary Information (as defined below) and that the Company has a protectable interest therein. At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not directly or indirectly disclose, use, lecture upon or publish any of the Company Group’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company and only after execution of a confidentiality agreement by the the Company and the third party with whom such Proprietary Information will be shared, or unless the Company expressly authorizes such in writing. Notwithstanding the foregoing, I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign, and agree to assign, to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of any Proprietary Information.

1.2
Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company Group whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes: (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, indications, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company Group’s business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company Group, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company Group, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company Group and other non-public information relating to customers and potential customers; (d) information regarding any of the Company Group’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company Group, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company Group could use to the competitive disadvantage of the Company Group. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3
Third Party Information. I understand, in addition, that the Company Group has received and, in the future, will receive from third parties their respective confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by the Company in writing.
1.4
Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third- Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and this Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2)-year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.
1.5
No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
1.6
Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. The Company hereby acknowledges and agrees that (a) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the the Company’s trade secrets in confidence to my attorney and use the trade secret information in the court proceeding if (i) I file any document containing the trade secret under seal and (ii) do not disclose the trade secret, except pursuant to court order.
2.
ASSIGNMENT OF INVENTIONS.
2.1
Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks (and related goodwill), mask works and all other intellectual property rights and proprietary rights throughout the world, including any and all related rights of priority under international conventions with respect thereto, any and all pending and future applications therefor, registrations thereof, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof, and the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.
2.2
Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment by the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment by the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment by the Company, I incorporate a Prior Invention into a Company Group product, process, material or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3
Assignment of Inventions. Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registerable under copyright or similar statutes, developed, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment by the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4
Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company Group’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company Group’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company Group. In addition, this Section 2 does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).
2.5
Obligation to Keep Company Informed. During the period of my employment and for six

(6) months after termination of my employment by the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of my employment by the Company. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6
Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
2.7
Works for Hire. I acknowledge that all Inventions which are made, created, authored or conceived by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101) and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, I hereby irrevocably assign and agree to assign to the

Company, for no additional consideration, my entire right, title, and interest in and to all such Inventions. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Invention so as to be less in any respect than that the Company would have had in the absence of this Agreement.

2.8
Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all jurisdictions throughout the world. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all jurisdictions shall continue beyond the termination of my employment by the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event that the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.9
Moral Rights. To the extent any copyrighted Inventions are assigned to the Company under this Agreement, I hereby irrevocably waive, to the extent permitted by applicable law, any and all claims the I may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to such Inventions
3.
RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed, conceived or reduced to practice by me and all Inventions made by me during the period of my employment by the Company, which records shall be available to and remain the sole property of the Company at all times.
4.
DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company. For clarity, the treatment of patients in the normal course of medical practice shall not be deemed to be in violation of this Clause 4.
5.
NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS

OR POTENTIAL CUSTOMERS. I agree that during the period of my employment and for the one

(1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

5.1
solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company Group to terminate his or her relationship with the Company Group;

5.2
hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company Group or who has left the employment of the Company Group within the preceding three (3) months or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact; or
5.3
solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), or any consultant or independent contractor with whom I had direct or indirect contact or whose identity I learned as a result of my employment by the Company, to terminate, diminish, or materially alter in a manner harmful to the Company Group its relationship with the Company Group. The parties agree that, for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment by the Company ends, (i) contracted for, was billed for, or received from the Company Group any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company Group, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company Group in an effort in which I was involved or of which I was or should have been aware.
6.
NON-COMPETE PROVISION. I agree that during the period of my employment by the Company and for the twelve (12) month period after the date my employment ends for any reason (such 12 month period to be defined as “Garden Leave”), including but not limited to voluntary termination by me or involuntary termination by the Company, I will not within the United States or any other geographic region in which the Company Group conducts its business, and in any capacity, whether individually or as an employee, consultant, director, officer, agent, advisor or otherwise for or on behalf of any entity (a “Competing Organization”) engage in any business activities that are competitive with the products offered by the Company Group or being developed by the Company Group during my employment. During the Garden Leave I agree to receive fifty percent (50%) of my highest annualized base salary within the two (2) years preceding my separation from the Company Group as fair and reasonable consideration for these obligations. Notwithstanding the foregoing, this restriction under this Section 6 shall not apply if my duties at such Competing Organization do not relate to the development, marketing or sale (or related strategies) of any product offered by the Company Group or being developed by the Company Group; provided that I have delivered to the Company a written statement, confirmed by my prospective employer or consulting client, as the case may be, describing my duties and stating that such duties are consistent with my obligations under this Agreement and the Company Group agrees with such assessment. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6 unenforceable, the other provisions of this Section 6 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size
7.
REASONABLENESS OF RESTRICTIONS.
7.1
I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company Group’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
7.2
In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read this Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.
8.
NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
9.
RETURN OF COMPANY PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all property of the Company Group that is in my possession or control, provided to me by the Company Group or prepared or created by me, including drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company Group. I further agree that any property situated on the Company Group’s premises or owned by the Company Group, including computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company Group personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.
10.
Publicity. I hereby consent to any and all uses and displays by the Company Group and its agents, of my name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, brochures, books, magazines, other publications and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by the Company, for all legitimate business purposes of the Company Group. I hereby forever release the Company Group and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by the Company, in connection with any such use or display.
11.
Non-Disparagement. I agree and covenant that I will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group’s products, services, partners, collaborators, suppliers, investors or other associated third parties or make any maliciously false statements about the Company Groups’s employees or directors.
12.
LEGAL AND EQUITABLE REMEDIES.
12.1
I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company Group and the Company Group shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company Group may have for a breach or threatened breach of this Agreement.
12.2
I agree that if the Company Group is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company Group shall be entitled to payment of all costs, including reasonable attorney’s fees, from me.
12.3
In the event that the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

13.
NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
14.
PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.
14.1
If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 5 or 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.
14.2
I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Section 5 or 6of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.
15.
GENERAL PROVISIONS.
15.1
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between New York residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New York for any lawsuit filed there against me by the Company arising from or related to this Agreement.
15.2
Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
15.3
Successors and Assigns. The Company may assign this Agreement to any subsidiary or affiliate, in the Company Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. I may not assign this Agreement or any part hereof. Any purported assignment of this Agreement (or any part hereof) by me shall be null and void. This Agreement is for my benefit and the benefit of the Company Group, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
15.4
Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

15.5
Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause or advance notice.
15.6
Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

15.7
Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
15.8
Entire Agreement. The obligations pursuant to Sections 1 and 1.6 (except Subsection 2.7) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my provision of services to the Company. (The remainder of this page has been left intentionally blank.)

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Signature

ACCEPTED AND AGREED TO AS OF THIS (Date):

ROCKET PHARMACEUTICALS, INC